Exhibit 99.1

Press Release

Clean Harbors Reappoints John Kaslow to Board of Directors

Norwell, MA - February 23, 2007 — Clean Harbors, Inc. (NASDAQ:CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced that, effective immediately, its board of directors has expanded to ten members with the appointment of veteran executive John F. Kaslow.  Mr. Kaslow served as a Clean Harbors director from 1991 to 2005, and subsequently served as a director emeritus.

“For more than 15 years, Jack provided exemplary service to Clean Harbors, and we are happy to welcome back such a distinguished member to our Board,” said Alan S. McKim, Chairman and Chief Executive Officer of Clean Harbors.  “As we continue to deliver record-setting growth, Jack’s energy industry expertise and deep knowledge of the Company will be important assets to our executive team.  We look forward to his valuable counsel and contributions.”

Prior to his retirement in 1990, Kaslow served as the Executive Vice President and Chief Operating Officer of New England Electric System (NEES).  He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies.  From 1990 to 1996 he served as an Executive Advisor to the Electric Power Research Institute, and since 1996 he served as an energy industry consultant.  Additionally, Kaslow served as Chairman of the Board of Directors of the Doble Engineering Company and as a director of the New England Council and Merrimack College.  Jack holds a B.S. degree from the University of Massachusetts, Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School.

Kaslow is an independent director at Clean Harbors and will stand for reelection at the Company’s 2008 Annual Shareholders Meeting.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of 49 waste management facilities, including nine landfills, six incineration locations and six wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies. Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 37 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Contact:

Investor Relations	Jim Buckley
Clean Harbors, Inc.	Executive Vice President
781.792.5100	Sharon Merrill Associates, Inc.
InvestorRelations@cleanharbors.com	617.542.5300
clhb@investorrelations.com

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com